UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 11, 2016

MetaStat, Inc.
(Exact name of registrant as specified in its charter)
Nevada
(State or other jurisdiction of incorporation)

000-52735	20-8753132
(Commission File Number)	(IRS Employer Identification No.)

27 Drydock Ave., 2nd Floor
Boston, Massachusetts 02210
(Address of principal executive offices and zip code)

(617) 531-6500
(Registrant's telephone number including area code)

_______________________
(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Common Stock and Warrant Private Placement

Between September 28, 2016 and October 11, 2016, MetaStat, Inc. (the “Company”) entered into a subscription agreement (the “Subscription Agreement”) with a number of accredited investors (collectively, the “Investors”) pursuant to which the Company may sell up a maximum of 2,000 units, with each unit consisting of (i) 5,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at an effective price of $2.00 per share (the “Effective Price”), and (ii) and five-year warrants (the “Warrants”) to purchase 2,500 shares of Common Stock (the “Warrant Shares”), at a purchase price of $3.00 per share (the “Private Placement”). For the benefit of certain Investors that would be deemed to have beneficial ownership in excess of 4.99% or 9.99%, the Company may issue shares of a newly created convertible preferred stock, classified as Series A-2 Convertible Preferred Stock (the “Series A-2 Preferred”), in lieu of issuing to such Investors shares of Common Stock in the Private Placement. Each share of Series A-2 Preferred is convertible into 10 shares of Common Stock (the “Conversion Shares”). The offering price is $10,000 per unit.

Pursuant to the second and third closings of the Private Placement under the Subscription Agreement, the Company issued an aggregate of 135 units consisting of 192,000 shares of Common Stock, 48,300 shares of Series A-2 Preferred, convertible into 483,000 shares of Common Stock, and 337,500 Warrants, for an aggregate purchase price of $1.35 million. After deducting placement agent fees and other offering expenses, the Company received net proceeds of approximately $1.23 million. Additionally, the Company will issue an aggregate of 54,000 placement agent warrants in substantially the same form as the Warrants.

For a period of one hundred eighty (180) days following the final closing of the Private Placement, the Investors shall have “full-ratchet” anti-dilution price protection based on certain issuances by the Company of Common Stock or securities convertible into shares of Common Stock at an effective price per share less than the Effective Price.

Pursuant to a registration rights agreement entered into by the parties, the Company has agreed to file a registration statement with the Securities and Exchange Commission providing for the resale of the shares of Common Stock, the Conversion Shares and the Warrant Shares issued pursuant to the Private Placement on or before the date which is forty-five (45) days after the date of the final closing of the Private Placement.  The Company will use its commercially reasonable efforts to cause the registration statement to become effective as promptly as possible after the filing date.

Pursuant to the Certificate of Designation of Rights and Preferences of the Series A-2 Convertible Preferred Stock (the “Certificate of Designation”), the terms of the Series A-2 Preferred are as follows:

Ranking
The Series A-2 Preferred will rank (i) senior to the Common Stock, (ii) pari passu with the Company’s Series A Convertible Preferred Stock, and (iii) junior to the Company’s Series B Convertible Preferred Stock with respect to distributions of assets upon the liquidation, dissolution or winding up of the Company.

Dividends
The Series A Preferred is not entitled to any dividends.

Liquidation Rights
In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Series A-2 Preferred shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series A-2 Preferred an amount of cash, securities or other property to which such holder would be entitled to receive with respect to each such share of Preferred Stock if such shares had been converted to Common Stock immediately prior to such liquidation, dissolution or winding-up of the Company.

Voluntary Conversion; Anti-Dilution Adjustments
Each share of Series A-2 Preferred shall, at any time, and from time to time, at the option of the holder, be convertible into ten (10) shares of Common Stock (the “Series A-2 Conversion Ratio”). The Series A-2 Conversion Ratio is subject to customary adjustments for issuances of shares of Common Stock as a dividend or distribution on shares of Common Stock, or mergers or reorganizations.

Conversion Restrictions
The holders of the Series A-2 Preferred may not convert their shares of Series A-2 Preferred into shares of Common Stock if the resulting conversion would cause such holder and its affiliates to beneficially own (as determined in accordance with Section 13(d) of the Exchange Act, and the rules thereunder) in excess of 4.99% or 9.99% of the Common Stock outstanding, when aggregated with all other shares of Common Stock owned by such holder and its affiliates at such time; provided, however, that such holder may elect to waive these conversion restrictions upon 61 days’ advanced written notice.

Voting Rights
The Series A-2 Preferred has no voting rights. The Common Stock into which the Series A-2 Preferred is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock, and none of the rights of the Series A-2 Preferred.

The foregoing description of the Private Placement and related transactions does not purport to be complete and is qualified in its entirety by reference to the complete text of the (i) form of Subscription Agreement filed as Exhibit 10.1 hereto; (ii) form of Registration Rights Agreement filed as Exhibit 10.2 hereto, (iii) form of Warrant issued in connection with the Private Placement as Exhibit 4.1 hereto, and (iv) form of Series A-2 Convertible Preferred Stock Certificate of Designation as Exhibit 4.2 hereto.

Item 3.02.  Unregistered Sales of Equity Securities.

As described more fully in Item 1.01 above, the issuance of the securities pursuant to the Private Placement were exempt from registration pursuant to Section 4(2) of, and Regulation D promulgated under, the Securities Act of 1933, as amended.

Item 9.01.  Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

4.1	Form of Warrant.

4.2	Series A-2 Convertible Preferred Stock Certificate of Designation

10.1	Form of Subscription Agreement.

10.2	Form of Registration Rights Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

METASTAT, INC. By: /s/ Douglas A. Hamilton Name: Douglas A. Hamilton Title: President and CEO
Dated: October 17, 2016